Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	UNUMPROVIDENT ANNOUNCES ELECTION OF MICHAEL PASSARELLA TO BOARD

CONTACTS:

MEDIA:

Jim Sabourin

Vice President,

Corporate Communications

423.294.6300

Toll free: 866.750.8686 (UNUM)

INVESTORS:

Thomas A. H. White

Senior Vice President,

Investor Relations

423.294.8996

UNUMPROVIDENT

CORPORATION

1 FOUNTAIN SQUARE,

CHATTANOOGA, TN 37402

www.unumprovident.com

Chattanooga, Tenn. (Feb. 2, 2006) – UnumProvident Corporation (NYSE:UNM) announced today that its board of directors has elected Michael J. Passarella to serve as a director of the company.

Mr. Passarella has more than 40 years experience in the professional and financial services industry, having served as a managing partner and global audit leader of the securities industry practice at PriceWaterhouseCoopers LLP until his retirement in 2002. He is currently a director and member of the Audit Committee of Archipelago Holdings Inc., which recently entered into a definitive merger agreement with the New York Stock Exchange.

“We are extremely fortunate to have Michael Passarella join our board of directors,” said Thomas R. Watjen, president and chief executive officer. “With more than four decades of auditing and financial services leadership experience, he brings a wealth of knowledge to our board, further strengthening its capabilities. I am confident his expertise and strategic insight will be a tremendous asset to UnumProvident.”

Mr. Passarella will serve on the Audit Committee. With his election, UnumProvident has named seven new directors to its board since Aug. 1, 2004. The company’s board now has 12 directors.

About UnumProvident

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and paid $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tenn., and Portland, Maine, the company employs nearly 12,000 people worldwide.

© 2005 UnumProvident Corporation. All rights reserved.